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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Carbo Ceramics Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
IMPORTANT
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ELECTION OF DIRECTORS
COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
CODE OF BUSINESS CONDUCT AND ETHICS
EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
DIRECTORS’ FEES
RATIFICATION AND APPROVAL OF THE 2004 CARBO CERAMICS INC. LONG-TERM INCENTIVE PLAN
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
STOCK PERFORMANCE GRAPH
OTHER MATTERS

CARBO CERAMICS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Shareholders of CARBO Ceramics Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of CARBO Ceramics Inc., will be held Tuesday, April 13, 2004, at 9:00 A.M. local time, at The Mansion on Turtle Creek, 2821 Turtle Creek Boulevard, Dallas, Texas, for the following purposes:

1.	To elect seven Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2005 Annual Meeting.

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.

3.	To ratify and approve the 2004 CARBO Ceramics Inc. Long-Term Incentive Plan.

4.	To transact such other business as may properly be brought before the meeting.

Shareholders of record at the close of business on February 13, 2004, are the only shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

By Order of the Board of Directors,

/s/ PAUL G. VITEK

Paul G. Vitek
Secretary
March 12, 2004

IMPORTANT

Whether or not you expect to attend the meeting, please vote, sign, date and return the enclosed proxy in the enclosed self-addressed envelope as promptly as possible. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

CARBO CERAMICS INC.
6565 MacArthur Boulevard
Suite 1050
Irving, Texas 75039

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of CARBO Ceramics Inc. (the “Company”) for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held April 13, 2004, at 9:00 A.M. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at The Mansion on Turtle Creek, 2821 Turtle Creek Boulevard, Dallas, Texas.

The Company’s principal executive offices are located at 6565 MacArthur Boulevard, Suite 1050, Irving, Texas 75039. The telephone number at that address is (972) 401-0090.

The cost of preparing, assembling and mailing the proxy material, and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons, will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain employees of the Company, without additional compensation, may use personal efforts, by telephone or otherwise, to obtain proxies. These proxy solicitation materials are being mailed on or about March 12, 2004, to all shareholders entitled to vote at the Annual Meeting.

A shareholder giving a proxy pursuant to this solicitation may revoke it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Deadline for Receipt of Shareholder Proposals

Proposals of shareholders of the Company that are intended to be presented at the Company’s 2005 Annual Meeting must be received by the Secretary of the Company no later than November 12, 2004, in order to be considered for inclusion in the proxy statement and form of proxy for that meeting.

Record Date, Shares Outstanding and Voting

Only shareholders of record at the close of business on February 13, 2004, are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 15,817,882 shares of the Company’s Common Stock were issued and outstanding and entitled to be voted at the meeting.

Every shareholder is entitled to one vote for each share held with respect to each matter, including the election of Directors, which comes before the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of Directors. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to such proposals, the proxy will be voted FOR all Director nominees, FOR the ratification of the appointment of Ernst & Young LLP as independent auditors and FOR the ratification and approval of the 2004 CARBO Ceramics Inc. Long-Term Incentive Plan (“Incentive Plan”). Broker non-votes and abstentions are not treated as votes cast or shares entitled to vote with respect to such proposals, except that, with respect to the Incentive Plan, abstentions will count as votes cast and will have the same effect as votes “against” the Incentive Plan. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to elect each Director nominee. The affirmative vote of holders of a majority of all the shares of Common Stock voted with respect to the Incentive Plan is required for its ratification and approval; provided that the total number of votes cast with respect to the Incentive Plan must represent over 50% of the shares of the Company’s Common Stock outstanding on the record date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists as of February 13, 2004, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, the name and address of such owner, the number of shares of Common Stock beneficially owned and the percentage such shares comprised of the outstanding shares of Common Stock of the Company. Except as indicated, each holder has sole voting and dispositive power over the listed shares.

	Shares Beneficially
Name and Address	Owned
of Beneficial Owner	Number	Percent
William C. Morris(1)	2,316,500	14.64%
100 Park Avenue
New York, New York 10017
FMR Corporation(2)	1,744,155	11.03%
82 Devonshire Street
Boston, Massachusetts 02109
Kayne Anderson Rudnick Investment Management, LLC(3)	1,162,533	7.47%
1800 Avenue of the Stars
Los Angeles, California 90067
Columbia Wanger Asset Management, L.P.(4)	1,131,000	7.15%
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606
Lewis L. Glucksman(5)	1,010,000	6.39%
Two Fifth Avenue, Apt. 16D/E
New York, New York 10011
Robert S. Rubin	798,900	5.05%
320 Park Avenue, 18th Floor
New York, New York 10022

(1)	Shares shown as beneficially owned by Mr. Morris include 68,600 shares of Common Stock owned by certain charitable foundations as to which Mr. Morris disclaims any beneficial ownership.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) as of December 31, 2003. FMR Corp. reported sole voting power as to 435,955 shares and sole dispositive power as to 1,744,155 shares and reported that various persons shared the right to receive or the power to direct dividends from, or the proceeds from the sale of, the shares.

(3)	Based on a Schedule 13G filed with the SEC as of December 31, 2003.

(4)	Based on a Schedule 13G filed with the SEC as of December 31, 2003. Columbia Wanger Asset Management, L.P. reported sole voting and dispositive power as to no shares and shared voting and dispositive power as to 1,131,000 shares.

(5)	Shares shown as beneficially owned by Mr. Glucksman include 90,000 shares of Common Stock owned by Mr. Glucksman’s wife as to which Mr. Glucksman disclaims any beneficial ownership.

The following table sets forth the number of shares of Common Stock of the Company beneficially owned by each of the current Directors, Director nominees and executive officers; and by all Directors, Director nominees and executive officers as a group, as of February 13, 2004. Except as indicated, each holder has sole voting and dispositive power over the listed shares.

	Amount and Nature of
	Beneficial Ownership		Percent of
	Currently	Acquirable	Common Stock
	Owned	within 60 days	Beneficially Owned
Directors and Director Nominees
Claude E. Cooke, Jr.	1,500	0	*
Chad C. Deaton	0	0	*
H. E. Lentz, Jr.(1)	4,000	0	*
William C. Morris(2)	2,316,500	0	14.64%
John J. Murphy	3,500	0	*
C. Mark Pearson	22,300	85,000	*
Robert S. Rubin	798,900	0	5.05%
Other Executive Officers
Mark L. Edmunds	200	10,000	*
Paul G. Vitek	1,500	28,500	*
Christopher A. Wright	86,975	10,000	*
Directors, Director Nominees and Executive Officers as a Group(1)(2)	3,235,425	133,500	21.12%

*	Less than 1% of total shares outstanding

(1)	Shares shown as beneficially owned by Mr. Lentz are held jointly by Mr. Lentz and his wife, with whom Mr. Lentz shares voting and dispositive power.

(2)	Shares shown as beneficially owned by Mr. Morris include 68,600 shares of Common Stock owned by certain charitable foundations as to which Mr. Morris disclaims any beneficial ownership.

ELECTION OF DIRECTORS

Nominees. A board of seven Directors is to be elected at the meeting. Each Director elected to the board will hold office until the next Annual Meeting or until his or her successor has been elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below, six of whom are presently Directors of the Company. Chad C. Deaton is a nominee to fill the seventh seat on the Board, which was added at the January 13, 2004, meeting of the Board of Directors. In the event that any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy, unless the size of the Board is reduced. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. It is not expected that any nominee will be unable or will decline to serve as a Director. Biographical information regarding each nominee is found on the following page.

	Business Experience
	During Past 5 Years and	Director
Name (Age)	Other Information	Since
William C. Morris (65)	Mr. Morris currently serves as Chairman of the Board of the Company. He is also Chairman of the Board of Directors of J. & W. Seligman & Co., Incorporated (a New York-based investment advisory firm); Chairman of the Board of Tri-Continental Corporation; and Chairman of each of the investment companies in the Seligman Group of Funds.	1987

Dr. Claude E. Cooke, Jr. (74)	Dr. Cooke is currently Of Counsel with Baker Botts LLP (a Houston-based law firm). He was a Partner with the law firm Hutcheson & Grundy LLP from 1996 to 1997 and Of Counsel with the law firm Pravel, Hewitt, Kimball & Krieger from 1990 to 1996. Dr. Cooke was employed by Exxon Production Research Company from 1954 to 1986, and is the inventor of sintered bauxite, the original ceramic proppant.	1996

Chad C. Deaton (51)	Mr. Deaton currently serves as the President and Chief Executive Officer and a Director of Hanover Compressor Company (a Houston-based natural gas compression package supplier). Mr. Deaton was a Senior Advisor to Schlumberger Oilfield Services (a provider of technology services and solutions to the international petroleum industry) (“Schlumberger”) from 1999 to 2001 and was employed by Schlumberger and its predecessor company from 1976 through Mr. Deaton held a variety of management positions while employed by Schlumberger, including Executive Vice President from 1998 to 1999.	Nominee

H. E. Lentz, Jr. (59)	Mr. Lentz currently serves as an Advisory Director to Lehman Brothers Inc. (a New York-based investment banking firm) (“Lehman”). Mr. Lentz was a consultant to Lehman from January to December of 2003. Mr. Lentz was a Managing Director of Lehman, and a Principal in its Merchant Banking Group, from 1998 to 2000. Mr. Lentz is a Director of Rowan Companies, Inc., Peabody Energy Corporation, and Antero Resources.	2003

John J. Murphy (72)	Mr. Murphy was Chairman of the Board of Dresser Industries, Inc. (a provider of energy services and products) in 1996. He served as Chairman and Chief Executive Officer of Dresser Industries, Inc. from 1983 to 1995 and was President of Dresser Industries, Inc. from 1982 to 1992. Mr. Murphy is a Director of W.R. Grace & Co. and ShawCor Ltd.	1996

Dr. C. Mark Pearson (48)	Dr. Pearson currently serves as President and Chief Executive Officer of the Company. Dr. Pearson served as the Company’s Senior Vice President, Marketing & Technology, from March 1997 to 2001. Prior to joining the Company, Dr. Pearson was an Associate Professor of Petroleum Engineering at the Colorado School of Mines from 1995 to March 1997. Dr. Pearson held various positions with Atlantic Richfield Company from 1984 to 1995.	2001

Robert S. Rubin (72)	Mr. Rubin currently serves as Senior Vice President of Bank One Corporation (a Chicago-based financial holding company). Mr. Rubin was a Managing Director of Salomon Smith Barney (an investment banking firm) and predecessor firms from 1989 to 2001.	1997

The Board of Directors has determined that each of the following Directors and nominees is independent within the meaning of the applicable rules of the SEC and the listing standards of the New York Stock Exchange (the “NYSE”):

William C. Morris
Dr. Claude E. Cooke, Jr.
Chad C. Deaton
H. E. Lentz, Jr.
John J. Murphy
Robert S. Rubin

Interested parties may contact the Board of Directors, or the non-management Directors as a group, at the following address:

Board of Directors
or
Non-Management Directors
c/o CARBO Ceramics Inc.
6565 MacArthur Boulevard
Suite 1050
Irving, Texas 75039

Communications may also be sent to individual Directors at the above address. Communications to the Board, the non-management Directors or any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters will also be referred to the Chairman of the Audit Committee. Other communications will be referred to the appropriate committee chairman and may also be sent, as appropriate, to the Company’s Chief Compliance Officer.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

The Board of Directors met five times during the last fiscal year. Each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which such Director is a member. Although there is no formal policy as to Director attendance at the Annual Meeting of Shareholders, all Directors attended the 2003 Annual Meeting of Shareholders, and all are anticipated to attend the 2004 Annual Meeting as well.

The Board of Directors has Audit and Compensation Committees, each comprised of three members, and a Nominating and Corporate Governance Committee comprised of five members. The charters of each of these committees and the Company’s Corporate Governance Guidelines are available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company. The Board of Directors votes annually on the membership and chairmanship of all Committees.

The Audit Committee consists of Robert S. Rubin (Chairman), H.E. Lentz, Jr. and John J. Murphy. The Committee met ten times during the last fiscal year. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE. The Board of Directors has also determined that Robert S. Rubin meets the requirements for being an “audit committee financial expert,” as that term is defined by applicable SEC rules. The Audit Committee appoints and retains the Company’s independent auditors, approves the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors’ report, considers comments made by the independent auditors with respect to the Company’s internal control structure, and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. The Audit Committee also conducts the review of the non-audit services provided by the independent auditors to determine their compatibility with the auditors’ independence. The Audit Committee reviews the independent auditors’ performance, qualification, and quality control procedures, and establishes policies for: (i) the pre-approval of audit and permitted non-audit services by the independent auditors; (ii) the hiring of former employees of the independent auditors; and (iii) the submission and confidential treatment of concerns from employees or others about accounting, internal controls, auditing or other matters. The Audit Committee reviews with management the Company’s disclosure controls and procedures, and the processes supporting CEO and CFO certifications; and also reviews with management and the independent auditors the company’s critical accounting policies. The Audit Committee reviews the Company’s annual and quarterly SEC filings and other related Company disclosures. The Board established, and the Audit Committee oversees, the Code of Business Conduct and Ethics and reviews the Company’s compliance with the Code as well as with legal and regulatory matters. In performing these duties, the Audit Committee has full authority to: (i) investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company; (ii) retain outside legal, accounting or other consultants to advise the committee; and (iii) request any officer or employee of the Company, the Company’s outside counsel, internal auditor, internal audit service providers or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

The Compensation Committee consists of John J. Murphy (Chairman), Claude E. Cooke, Jr., William C. Morris and Robert S. Rubin. The Committee met four times during the last fiscal year. The Board of Directors has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE. The Compensation Committee (i) establishes policies relating to the compensation of executive officers and key management employees of the Company; (ii) reviews and approves the compensation of the President and Chief Executive Officer; (iii) reviews and approves the President and Chief Executive Officer’s recommendations with respect to incentive compensation awards; and (iv) oversees the administration of the Company’s stock option plans. The Compensation Committee also evaluates and approves post-service arrangements with management, appoints and monitors named fiduciaries, establishes and reviews periodically the Company perquisite policies for management and Directors. In performing its duties, the Compensation Committee has ultimate authority and responsibility to engage and terminate any outside consultant to assist in determining appropriate compensation levels for the Chief Executive Officer or any other member of the Company’s management and to approve the terms of any such engagement and the fees of any such consultant. In addition, the Committee has full access to any relevant records of the Company and may also request that any officer or other employee of the Company (including the Company’s senior compensation or human resources executives), the Company’s outside counsel, or any other person meet with any members of, or consultant to, the Committee.

The Nominating and Corporate Governance Committee consists of William C. Morris (Chairman), Claude E. Cooke, Jr., H. E. Lentz, Jr., John J. Murphy and Robert S. Rubin. The Committee met four times during the last fiscal year. The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE. The Nominating and Corporate Governance Committee establishes the Company’s corporate governance principles and guidelines. These principles and guidelines address, among other matters, the size, composition and responsibilities of the Board of Directors and its Committees, including their oversight of management and consultations with management. The Committee also advises the Board of Directors with respect to the charters, structures, and operations of the various Committees of the Board of Directors. The Nominating and Corporate Governance Committee oversees the evaluation of the Board of Directors and senior executives of the Company, and reviews Company succession planning periodically. The Committee has full access to any relevant records of the Company and may retain outside consultants to advise it. The Committee has the ultimate authority and responsibility to engage or terminate any outside consultant to identify Director candidate(s) and to approve the terms and fees of such engagement of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside counsel, or any other person meet with any members of, or consultant to, the Committee.

The Company’s Board of Directors has charged the Nominating and Corporate Governance Committee with identifying individuals qualified to become members of the Board and recommending Director nominees for each Annual Meeting of Shareholders, including the recommendation of nominees to fill any vacancies on the Board of Directors. The Nominating and Corporate Governance Committee considers Director candidates suggested by its members, other Directors, senior management and shareholders. Shareholders desiring to make such recommendations should timely submit the candidate’s name, together with biographical information and the candidate’s written consent to be nominated and, if elected, to serve to: Chairman, Nominating and Corporate Governance Committee of the Board of Directors of CARBO Ceramics Inc., 6565 MacArthur Boulevard, Suite 1050, Irving, Texas, 75039. To assist it in identifying Director candidates, the Committee is also authorized to retain, at the expense of the Company, third party search firms and legal, accounting, or other advisors, including for purposes of performing “background reviews” of potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications the Board of Directors is then seeking. In 2003, the Board of Directors retained Russell Reynolds Associates, Inc. (“Russell Reynolds”) to assist it in researching potential candidates for nomination to fill the seventh seat on the Board of Directors. Russell Reynolds was paid $60,000 plus expenses for their services and, in conjunction with the Committee, produced the list of potential Director-nominees which resulted in the selection of Chad C. Deaton to the 2004 slate of nominees for Director.

All Director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards (including independence standards). The Board of Directors recognizes the importance of soliciting new candidates for membership on the Board of Directors and that the needs of the Board of Directors, in terms of the relative experience and other qualifications of candidates, may change over time. In determining the needs of the Board of Directors and the Company, the Committee considers the qualifications of sitting Directors and consults with other members of the Board of Directors (including as part of the Board’s annual self-evaluation), the CEO, and other members of senior management and, where appropriate, external advisors. All Directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board of Directors and its various committees, as well as in less formal contacts with management. Director candidates, other than sitting Directors, are interviewed at the direction of the Committee, which may include (at the Committee’s direction) interviews by the Chairman of the Board of Directors, other Directors, the CEO and other key management personnel, and the results of those interviews are considered by the Committee in its deliberations.

The members of the Nominating and Corporate Governance Committee constitute the non-management Directors on the Company’s Board of Directors. As the Chairman of the Nominating and Corporate Governance Committee, William C. Morris serves as the presiding Director for non-management executive sessions of these Directors.

REPORT OF THE AUDIT COMMITTEE

The Committee met ten times during the last fiscal year. The Committee reviewed with management and the independent auditors the interim financial information included in the March 31, 2003, June 30, 2003, and September 30, 2003, Quarterly Reports on Form 10-Q prior to their filing with the Securities and Exchange Commission. In addition, the Committee reviewed all earnings releases with management and the independent auditors prior to their release.

The independent auditors provided the Committee a written statement describing all the relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. The Committee also discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee has reviewed with management the audited financial statements in the Company’s Annual Report on Form 10-K, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability and quality of the Company’s accounting principles and such other matters appropriate for discussion with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors their independence from management and the Company and considered the compatibility of non-audit services with the auditor’s independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Committee and the Board have also approved, subject to shareholders’ ratification, the selection of the Company’s independent auditors.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CARBO Ceramics Inc. Audit Committee

Robert S. Rubin, Chairman
H. E. Lentz, Jr.
John J. Murphy

March 12, 2004

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Policy. The goal of the Company’s compensation policy is to ensure that executive compensation is related to and supports the Company’s overall objectives of improving profitability and enhancing shareholder value. To achieve this goal, the Compensation Committee has adopted the following guidelines to direct compensation decisions:

•	provide a competitive compensation package that enables the Company to attract and retain superior management personnel;

•	relate compensation to the performance of the Company and the individual; and

•	align employee objectives with the objectives of shareholders by encouraging executive stock ownership.

Elements of Compensation. The Committee believes that the above objectives are best achieved by combining current and deferred cash compensation with equity based compensation. The Company’s compensation program for executive officers and other key managers consists of (i) base salary; (ii) performance-based current and deferred bonuses based upon the Company’s net income before tax; (iii) stock option grants under the Company’s 1996 Stock Option Plan for Key Employees and the 1996 Stock Option Plan of Pinnacle Technologies, Inc., as amended and restated May 31, 2002 (together “the stock option plans”); and (iv) matching contributions and discretionary contributions under the Company’s Savings and Profit Sharing Plan.

Base Salary. Executives’ base salary levels are reviewed annually to determine whether they are near the median range for persons holding similar positions with companies that are of a similar size and nature. It is the goal of the Compensation Committee to set salary ranges for the Company’s executive officers at the 50th percentile when compared to these similar businesses. The Compensation Committee uses various salary surveys, prepared by independent compensation analysts, to determine the salary level that falls at the 50th percentile. Individual salaries are established within the established base salary range based on individual performance in the most recently completed twelve months.

Current and Deferred Bonuses. Since the inception of the Company, it has been management’s objective to have a significant portion of key employee compensation be performance-based. In order to achieve this objective, the Company established the CARBO Ceramics Inc. Incentive Compensation Plan (the “Incentive Compensation Plan”) that generates an incentive compensation “pool”, the size of which is determined by the net income before tax that is generated by the Company annually. Upon its formation, the Compensation Committee reviewed and ratified the Incentive Compensation Plan.

Under the Incentive Plan, the President and Chief Executive Officer of the Company recommends to the Compensation Committee a distribution of the pool among key employees, including executive officers, of the Company. The Compensation Committee has the ultimate authority as to the distribution of the bonus pool. Individual performance is a key factor considered by the President and Chief Executive Officer in determining the recommended distribution for each key employee and executive officer. Another key factor in determining awards is a comparison of total cash compensation to the 75th percentile of the total cash compensation of the same category of employee in companies that are of a similar size and nature. In order to retain the services of key employees and executive officers, it is intended that a portion of the amount awarded under the Incentive Compensation Plan be paid on a deferred basis over a three year period and is subject to forfeiture if the executive’s employment with the Company ceases for any reason other than death, permanent disability or normal retirement. In 2003, the portion of incentive compensation that was deferred for executive officers, excluding the President and Chief Executive Officer, was 50 percent.

Stock Options. The Compensation Committee strongly believes that the interests of shareholders and executives become more closely aligned when executives are provided with an opportunity to acquire a proprietary interest in the Company through ownership of the Company’s Common Stock. Accordingly, key employees and executive officers of the Company are eligible to participate in stock option plans whereby they are granted options to purchase shares of the Company’s Common Stock in the future at a price that is specified at the time of the grant. Stock options are granted with an exercise price of no less than the fair market value on the date of the grant and are exercisable in four equal annual installments beginning one year after the date of the grant. Individual stock option grants are determined based on individual and company performance, and have historically not been granted on a set periodic schedule.

CEO Compensation. C. Mark Pearson was appointed to the position of President and Chief Executive Officer of the Company effective April 10, 2001. Dr. Pearson’s compensation package has been designed to encourage short and long-term performance in line with shareholder interests. Dr. Pearson has an employment agreement with the Company that runs through December 31, 2004, and extends automatically for successive one-year periods unless the Company or Dr. Pearson gives notice to the contrary. Under the terms of the agreement, Dr. Pearson will receive an annual base salary of not less than $200,000 per year and an incentive bonus based on the net income before tax generated by the Company. In light of the existence of the employment agreement between the Company and Dr. Pearson, none of the incentive bonus earned under the terms of the agreement is deferred. The Compensation Committee believes that Dr. Pearson’s total compensation is reflective of his position and responsibility and that he is paid comparably to chief executive officers of companies of similar size and complexity.

Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m), and the regulations thereunder, place a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company’s most highly compensated officers. Section 162(m) does not however, disallow a deduction for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by shareholders. The Company’s policy is to minimize the impact of Section 162(m) on the tax deductibility of executive compensation, but it reserves the flexibility to pay executive compensation that may not be deductible if it believes it is necessary and appropriate in light of the Company’s compensation objectives and in the interests of the Company and its shareholders.

CARBO Ceramics Inc. Compensation Committee

John J. Murphy, Chairman
Dr. Claude E. Cooke, Jr.
William C. Morris
Robert S. Rubin

March 12, 2004

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to its Directors and employees, including its Chief Executive Officer, Chief Financial Officer, and Controller. The Code of Business Conduct and Ethics, including future amendments, is available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company. The Company will also post on its website any waiver under the Code of Business Conduct and Ethics granted to any of its Directors or executive officers.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning annual compensation for the Company’s Chief Executive Officer and executive officers whose total salary and bonus exceeded $100,000 for services rendered in all capacities to the Company during the year ended December 31, 2003.

Summary Compensation Table

				Long-Term
				Compensation
				Awards/
				Number of	All
	Annual Compensation			Securities Underlying	Other Compen-
Name and Principal Position	Year	Salary	Bonus(1)	Options	sation (2)
C. Mark Pearson, President	2003	$220,000	$359,210	—	$18,322
and Chief Executive Officer (3)	2002	200,000	216,471	—	16,464
	2001	180,400	314,136	100,000	14,558
Paul G. Vitek, Senior Vice President of	2003	170,000	182,000	—	18,322
Finance & Administration and	2002	160,000	182,000	—	16,464
Chief Financial Officer	2001	128,000	240,000	30,000	14,558
Mark L. Edmunds, Vice President of	2003	158,000	140,000	10,000	18,322
Operations	2002	112,500	95,000	40,000	1,875
Christopher A. Wright, President of	2003	150,000	52,040	—	9,607
Pinnacle Technologies, Inc., Vice	2002	87,500	—	40,000	2,625
President of CARBO Ceramics Inc.(4)

(1)	For Dr. Pearson and Messrs. Vitek and Edmunds, bonus includes deferred amounts under the Company’s Incentive Compensation Plan, which are payable in equal annual amounts over a consecutive three-year period, and may be forfeited to the Company under certain circumstances. The deferred portion of the bonus for Messrs. Vitek and Edmunds was $95,000 and $85,000, respectively, for 2003 and $95,000 and $50,000, respectively, for 2002. The deferred portion of the bonus for Dr. Pearson and Mr. Vitek was $30,000, and $110,000, respectively, for 2001.

(2)	Consists of Company contributions to the savings and profit sharing plan.

(3)	Dr. Pearson became President and Chief Executive Officer on April 10, 2001. He had previously served as Senior Vice President of Marketing and Technology.

(4)	Mr. Wright’s employment with the Company began on May 31, 2002.

The following table sets forth certain information concerning options granted during 2003 to the named executives:

Individual Grants (1)
	Number of	% of Total
	Securities	Options Granted	Exercise or
	Underlying	to Employees in	Base Price	Expiration	Grant Date
Name	Options Granted	Fiscal Year	Per Share	Date	Present Value (2)
Mark L. Edmunds	10,000	29%	$34.36	4/9/2013	$138,400

(1)	All options become exercisable in four equal annual installments commencing on the first anniversary of the date of grant or earlier upon the change in control of the Company.

(2)	Option values reflect Black-Scholes model output for options. The assumptions used in the model were expected volatility of .458, risk-free rate of return of 3.15%, dividend yield of 1.0%, and time to exercise of five years.

The following table sets forth certain information concerning options exercised during 2003 and presents the value of unexercised options held by the named executives at December 31, 2003:

			Number of Securities	Value of Unexercised
			Underlying	In-the-Money
			Unexercised Options	Options
	Shares		At Fiscal Year-End	at Fiscal Year-End
	Acquired		Exercisable (E)/	Exercisable (E)/
Name	on Exercise (#)	Value Realized	Unexercisable (U)	Unexercisable (U)
C. Mark Pearson	50,000	$1,105,000	110,000E	$2,639,000E
			50,000U	836,500U
Paul G. Vitek	—	—	40,000E	1,107,200E
			15,000U	250,950U
Mark L. Edmunds	—	—	10,000E	168,900E
			40,000U	390,000U
Christopher A. Wright	—	—	10,000E	178,500E
			30,000U	535,500U

The Company has entered into an employment agreement with Dr. Pearson pursuant to which Dr. Pearson is employed as President and Chief Executive Officer of the Company. The agreement runs through December 31, 2004, and extends automatically for successive one-year periods unless the Company or Dr. Pearson gives notice to the contrary. During the term of this agreement, Dr. Pearson will receive an annual base salary of not less than $200,000, and an incentive bonus for each fiscal year equal to the sum of (a) 0.5% of the Company’s earnings before interest and taxes for such fiscal year (“EBIT”) up to $20,000,000 plus (b) 1.0% of EBIT in excess of $20,000,000. Dr. Pearson will also be entitled to continue to participate in all benefit plans available to other executive officers of the Company during the employment term, other than the Company’s Incentive Compensation Plan. In the event of Dr. Pearson’s death or disability during the employment term, Dr. Pearson, or his estate, will receive a prorated incentive bonus for the year in which his employment terminates.

In the event that Dr. Pearson’s employment is terminated by the Company without cause during the employment term, Dr. Pearson will receive two years base salary, payable in installments, and a prorated incentive bonus. Any unvested stock options that he holds under the Company’s stock option plan will vest immediately and all of his outstanding options under the Company’s stock option plan will be exercisable for a period of 30 days following termination. In the event that Dr. Pearson’s employment is terminated by the Company, or that Dr. Pearson voluntarily terminates his employment for good reason, during the one-year period following a change in control of the Company, Dr. Pearson will receive two years base salary, payable in installments, and a prorated incentive bonus (based on the previous year’s bonus. Any unvested stock options that he holds under the Company’s stock option plan will vest immediately, and all of his outstanding options under the Company’s stock option plan will be exercisable for a period of 30 days following termination. In the event that Dr. Pearson’s employment is terminated for any other reason, Dr. Pearson will receive his base salary earned to the date of termination, including any earned but unused vacation. Any stock options that he holds will terminate in accordance with the terms of the Company’s stock option plan. The agreement also contains a two-year non-competition covenant and a one-year non-solicitation covenant (with regard to employees, suppliers and clients), both of which become effective upon termination of Dr. Pearson’s employment for any reason.

The Company has entered into an employment agreement with Christopher A. Wright, dated May 21, 2002, pursuant to which Mr. Wright is employed as Vice President of the Company and continues as President of Pinnacle Technologies, Inc. The agreement runs through May 31, 2007, unless the Company or Mr. Wright terminates his employment earlier. During the term of this agreement, Mr. Wright receives an annual base salary of not less than $150,000, and is eligible to receive an incentive bonus for each fiscal year equal to 3% of Pinnacle’s pre-tax earnings up to $5,000,000. Mr. Wright is also entitled to participate in the Company’s incentive compensation plans and benefit plans on the same terms as apply generally to other similarly situated executives of the Company. Mr. Wright is entitled to three weeks of vacation per year, subject to the Company’s applicable policies. In addition, Mr. Wright was granted options to purchase 40,000 shares of the Company’s common stock under the Company’s 1996 Stock Option Plan for Key Employees as of the effective date of the Pinnacle transaction. In the event Mr. Wright’s employment is terminated, Mr. Wright will receive his earned but unpaid base salary, earned but unused vacation, and any un-reimbursed expenses. The employment agreement also contains a twelve-

month non-solicitation covenant (with regard to employees, suppliers and clients) that would become effective upon termination of Mr. Wright’s employment for any reason.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of options outstanding under the Company’s existing equity compensation plans as of December 31, 2003, including the CARBO Ceramics Inc. 1996 Stock Option Plan for Key Employees, as amended, and the 1996 Stock Option Plan of Pinnacle Technologies, Inc., as amended and restated May 31, 2002.

	Number of securities	Weighted-average	Number of securities remaining
	to be issued upon	exercise price	available for future issuance under
	exercise of	of outstanding	equity compensation plans
	outstanding options,	options, warrants	(excluding securities reflected
Plan Category	warrants and rights	and rights	in 1st column )
Equity compensation plans approved by	459,000	$31.56	39,500
security holders (1)
Equity compensation plans not approved by	133,400	$23.51	10,875
security holders (2)
Total	592,400	$29.75	50,375

(1)	Issued under the CARBO Ceramics Inc. 1996 Stock Option Plan for Key Employees.

(2)	Issued under the 1996 Stock Option Plan of Pinnacle Technologies, Inc., as amended and restated May 31, 2002, which was assumed by the Company in the acquisition of Pinnacle Technologies, Inc. in May 2002. For additional information about this plan, see note 8 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

DIRECTORS’ FEES

Directors who are employees of the Company are not compensated for serving as Directors. Directors who are not employees of the Company are paid $5,000 per calendar quarter plus $1,000 per meeting for attending meetings of the Board of Directors or meetings of any committee thereof not immediately preceding or following a meeting of the Board of Directors. The Chairman of the Board of Directors is paid $9,000 per calendar quarter plus $1,000 per meeting for attending meetings of the Board of Directors or meetings of any committee thereof not immediately preceding or following a meeting of the Board of Directors. All Directors are reimbursed for out-of-pocket expenses incurred by them in attending meetings of the Board of Directors and its committees and otherwise in performing their duties as Directors.

RATIFICATION AND APPROVAL OF THE 2004 CARBO CERAMICS INC. LONG-TERM INCENTIVE PLAN

General. On January 13, 2004, the Compensation Committee recommended to the Board of Directors and the Board of Directors adopted the Incentive Plan, subject to the approval of our shareholders. The purpose of the Incentive Plan is to provide the Company with the means to attract and retain highly qualified key employees, as well as to align the interests of the employees and the Company’s shareholders by encouraging employees of the Company to acquire or increase their equity interest in the Company, and to relate compensation to the performance goals of the Company. The Incentive Plan will become effective on the date it is approved by the Company’s shareholders and no award will be granted under the Incentive Plan after the fifth anniversary of such date.

Summary of Incentive Plan. The following summary of the material terms of the Incentive Plan is qualified in its entirety by reference to the copy of the Incentive Plan attached hereto as Appendix A. Under the Incentive Plan, the Compensation Committee may grant restricted stock awards with respect to a number of shares of Common Stock of the Company that in the aggregate does not exceed 250,000 shares, plus (i) the number of shares with respect to which awards of restricted shares previously granted thereunder have been forfeited by the employee back to the Company; and (ii) the number of shares subject to awards that are withheld by the Company or tendered by the participant to the Company to satisfy tax withholding obligations in connection with such awards. No more than 50,000 shares of restricted stock may be granted to any single employee pursuant to the Incentive Plan. Shares issued under the Incentive Plan may be either newly issued shares or treasury shares, as determined by the Compensation Committee. In the event of any change in the capitalization of the Company or in the event of any corporate change involving the Company, the Compensation Committee may adjust the share limitations described above and/or the type of securities available for grant under the Incentive Plan, as well as the number and/or the type of securities underlying outstanding awards, as it considers appropriate in order to prevent dilution or enlargement of rights.

The Compensation Committee is authorized to grant awards, designating both the employees of the Company or its affiliates who will be granted the awards and the number of shares underlying such awards from time to time, except that no grants will be made in a calendar year if the Company’s net income in the immediately preceding calendar year was not positive (as determined in accordance with U.S. GAAP, and as reflected in the Company’s audited financial statements for such preceding year), other than inducement awards granted to persons who are becoming employees during such calendar year. The Compensation Committee may consider the recommendations of the President and CEO of the Company in making grants under the Incentive Plan. The Compensation Committee has the full authority to administer the Incentive Plan, including the authority to interpret and construe any provision of the Incentive Plan and the terms of any award granted thereunder.

Only key employees of the Company and its affiliates who have made or who the Compensation Committee believes will make substantial contributions to the management, growth and protection of the Company’s business are eligible to participate in the Incentive Plan. As of February 2004, it is expected that approximately 100 employees will be eligible to participate in the Incentive Plan. The closing per share price on the NYSE of a share of the Company’s Common Stock on February 26, 2004, was $60.17.

Shares granted pursuant to awards under the Incentive Plan are subject to transfer restrictions (i.e., may not be transferred, pledged, assigned or otherwise encumbered) and are subject to forfeiture during the three-year period following grant. Generally, one-third of the shares subject to each award will vest (i.e., cease to be subject to the transfer restrictions and cease to be subject to forfeiture) on each of the first three anniversaries of the grant date. With respect to officers, however, the Compensation Committee may provide that the shares will continue to be subject to transfer restrictions for an additional two-year period, except that if the participant’s employment terminates prior to the end of such two-year period, the shares will cease to be subject to transfer restrictions at the time of such termination. If a participant fails to comply with the transfer restrictions for this additional two-year period, any awards held by such participant which are then subject to forfeiture will be forfeited and the Compensation Committee may take whatever other action it deems appropriate, including not making any additional grants of awards under the Incentive Plan to such participant. Generally, awards which have not vested will be forfeited upon any termination of employment except for a termination of employment due to death or disability, in which case the awards will continue to vest for one additional year following such termination as if the participant were still employed. Upon a change in control of the Company, awards will immediately vest. In addition, the Compensation Committee may, in its discretion, accelerate the date on which any award granted under the Incentive Plan ceases to be subject to transfer restrictions and/or ceases to be subject to forfeiture.

A participant will generally have all the rights of a shareholder with respect to the shares underlying an award except that (i) such participant shall have no voting rights prior to the date that such shares cease to be forfeitable and (ii)

any dividends or distributions declared on such shares shall be subject to the same transfer restrictions and forfeitability provisions that apply to the shares to which such dividends or distributions relate. The Company may satisfy any obligation to issue any fractional shares in cash. At a participant’s request, the Compensation Committee may withhold or permit the participant to tender a portion of the shares underlying an award to satisfy tax withholding obligations incurred in connection with such award.

The Board of Directors may amend, modify, or terminate the Incentive Plan at any time, except that the participant’s consent will be required if such amendment, modification or termination reduces any participant’s award or otherwise materially affects the rights of such participant.

Information on Continuing Plans. Between December 31, 2003, and March 1, 2004, options to purchase a total of 14,000 shares of the Company’s Common Stock were awarded under the Company’s 1996 Stock Option Plan for Key Employees, leaving 36,375 shares available for future awards under the Plan.

New Plan Benefits. Future restricted stock awards to be granted under the Incentive Plan are not determinable at this time. Any such grant will be in the discretion of the Compensation Committee in accordance with the terms of the Incentive Plan.

The Board of Directors recommends that the shareholders vote “FOR” ratification and approval of the 2004 CARBO Ceramics Inc. Long-Term Incentive Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the shareholders, the Audit Committee of the Board of Directors has reappointed Ernst & Young LLP (“Ernst & Young”) as independent auditors to audit the financial statements of the Company for the current fiscal year. Ernst & Young has acted as auditors for the Company since its formation in 1987. Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees. Ernst & Young’s fees for the Company’s annual audit and review of interim financial statements were $205,609 in 2003 and $111,500 in 2002.

Audit-Related Fees. Ernst & Young’s fees for audit-related services were $24,000 during 2003 and $181,975 during 2002. Audit-related services for 2003 include fees for employee benefit plan audits and work regarding SEC registration statements. Audit-related services for 2002 include fees for employee benefit plan audits, work regarding SEC registration statements and due diligence work and accounting consultation in connection with the acquisition of Pinnacle Technologies, Inc.

Tax Fees. Ernst & Young’s fees for tax services were $49,163 during 2003 and $92,115 during 2002. Tax services primarily involve assistance with tax return compliance.

All Other Fees. Ernst & Young’s fees for all other products and services were $800 during 2003 and $6,980 during 2002. These other products and services include various consultation services.

The Audit Committee and the Board of Directors recommend the shareholders vote “FOR” such ratification.

STOCK PERFORMANCE GRAPH

The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to CARBO Ceramics Inc.’s shareholders during the period beginning December 31, 1998, and ending December 31, 2003, as well as an overall stock market index (the S&P 500 Index) and a peer group index (Oil and Gas Field Service Stocks, Source: Media General Financial Services). The stock performance graph assumes $100 was invested on December 31, 1998. For CARBO Ceramics Inc., the December 31, 1998, closing price of $17.50 per share was used to establish the value as of December 31, 1998.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

Please Mark Here for Address Change or Comments	☐

SEE REVERSE SIDE

1.	To elect seven Directors. The Board of Directors recommends a vote FOR the nominees listed below.	FOR all nominees listed ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	2.	Proposal to ratify the appointment of Ernst & Young LLP, certified public accountants, as independent auditors for the fiscal year ending December 31, 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	01 Claude E. Cooke, Jr.
	02 Chad C. Deaton 03 H. E. Lentz, Jr. 04 William C. Morris			3.	Proposal to ratify and approve the 2004 CARBO Ceramics Inc. Long-Term Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	05 John J. Murphy
	06 C. Mark Pearson 07 Robert S. Rubin			4.	In their discretion to vote upon such other business as may properly come before the meeting.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

Exceptions

The Board of Directors recommends that you vote FOR the nominees and the proposals listed above. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the nominees and the proposals.

DATED: , 2004

(SIGNATURE OF SHAREHOLDER)

(SIGNATURE IF HELD JOINTLY)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

é FOLD AND DETACH HERE é

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CARBO CERAMICS INC.

     The undersigned hereby appoints C. Mark Pearson and Paul G. Vitek, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of CARBO Ceramics Inc., held of record by the undersigned on February 13, 2004, at the Annual Meeting of Shareholders to be held on April 13, 2004, or any adjournment or continuation thereof.

(PLEASE SEE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é